TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Becky Rosenbaum – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon-Quintal – 401-457-2362
Textron Reports Fourth Quarter Earnings from Continuing Operations Before Special Charges of $0.33 per Share Issues 2011 Outlook

Providence, Rhode Island – January 26, 2011 – Textron Inc. (NYSE: TXT) today reported 2010 fourth quarter income of $0.19 per share, compared to a loss of $0.23 per share in the fourth quarter of 2009. Excluding special charges, the company reported income from continuing operations of $0.33 per share, up from $0.15 per share in the fourth quarter of 2009.  Revenues were $3.1 billion, up 11.2 percent.

Manufacturing free cash flow from continuing operations for the year was $692 million. The company made a voluntary contribution of $350 million from this cash flow to its pension plans during the quarter.

“Fourth quarter results benefited from increased demand in our commercial businesses and strong performance at Bell,” said Textron Chairman and CEO Scott C. Donnelly.  “We’re particularly encouraged by the pick-up in business jet and commercial helicopter demand, driven in part by the impact of bonus depreciation in the United States, but also reflecting relative stability in global economies and improving general business confidence,” Donnelly added.

Managed receivables at the company’s finance business ended the year at $4.6 billion, down $2.4 billion from the end of last year, as the company continued to make good progress with its program of liquidating non-captive finance receivables.

Consolidated net debt ended the year at $5.0 billion, down $2.4 billion from the end of 2009.

Special Charges

The company completed its restructuring program during the fourth quarter, as it recorded charges of $0.13 per share ($54 million, pre-tax).

Outlook

Textron is forecasting 2011 revenues of approximately $11.7 billion, reflecting top line growth across all of its manufacturing segments.  Cash flow from continuing operations of the manufacturing group before pension contributions is expected to be between $800 and $850 million with planned pension contributions of about $250 million. Earnings per share from continuing operations are expected to be in the range of $1.00 to $1.15.

Donnelly continued, “An improving commercial outlook, combined with accelerating investments in new product development, should support top line growth across our manufacturing businesses.”

Fourth Quarter Segment Results

Cessna

Cessna’s revenues increased $105 million in the fourth quarter from the same period in the prior year, reflecting higher overall volume, including the delivery of 79 business jets vs. 68 last year.

Segment profit decreased $5 million, as the profit from higher volumes was more than offset by the impact of manufacturing inefficiencies related to low production levels, lower deposit forfeiture income, and higher used aircraft write-downs.

Cessna backlog at the end of the fourth quarter was $2.9 billion, down $495 million from the end of the third quarter.

Bell

Bell’s revenues increased $173 million in the fourth quarter from the same period in the prior year.  U.S. Government revenues increased $54 million due to higher V-22 and H-1 deliveries.  Commercial revenues increased $119 million, primarily due to higher aircraft deliveries and pricing.

Segment profit increased $54 million, primarily due to improved performance and pricing in excess of inflation.

Bell backlog at the end of the fourth quarter was $7.2 billion, up $661 million from the end of third quarter.

Textron Systems

Revenues at Textron Systems increased $25 million primarily due to higher volumes of unmanned aircraft systems and unattended ground systems.

Segment profit decreased $10 million, primarily due to lower armored security vehicle pricing, unmanned aircraft systems mix and inflation.

Textron Systems’ backlog at the end of the fourth quarter was $1.6 billion, flat with the end of the third quarter.

Industrial

Revenues increased $66 million in the fourth quarter due to higher volumes at Kautex, Greenlee and Jacobsen, which resulted in an increase in segment profit of $7 million.

Finance

Finance segment revenues decreased $55 million compared to the fourth quarter of 2009, primarily due to reduced earnings on lower finance receivables.

Finance segment loss was lower by $8 million, primarily due to lower loan loss provisions and portfolio losses, partially offset by lower interest margin on the reduced portfolio of finance receivables.

Since the end of last quarter, sixty-day plus delinquencies of finance receivables held for investment increased to $411 million from $357 million and nonaccrual finance receivables decreased from $876 million to $850 million.  Charge-offs in the fourth quarter were $24 million compared with $26 million in the third quarter of 2010.

Managed receivables ended the year at $4.6 billion, including $2.3 billion of non-captive managed receivables.

Non-GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined and reconciled to GAAP in attachments to this release.

Conference Call Information

Textron will host its conference call today, January 26, 2011 at 8:00 a.m., Eastern to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1085 in the U.S. or (612) 288-0337 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, January 26, 2011 by dialing (320) 365-3844; Access Code: 138126.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend", “plan,” “estimate,” “guidance”, “project”, “target”, “potential”, “will”, “should”, “could”, “likely”  or “may” and similar expressions intended to identify forward-looking statements.  These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, among the factors that could cause actual results to differ materially from past and projected future results are the following:

•	changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Enduring Freedom and the Overseas Contingency Operations;
•	changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates;
•	our ability to perform as anticipated and to control costs under contracts with the U.S. Government;
•
the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards;

•	changes in international funding priorities, foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products;
•	our Finance segment’s ability to maintain portfolio credit quality and to realize full value of receivables and of assets acquired upon foreclosure of receivables;
•
Textron Financial Corporation’s (“TFC”) ability to maintain certain minimum levels of financial performance required under its committed bank line of credit and under Textron’s support agreement with TFC;

•	our Finance segment’s access to financing, including securitizations, at competitive rates; performance issues with key suppliers, subcontractors and business partners;
•	legislative or regulatory actions impacting our operations or demand for our products;
•	the ability to control costs and successful implementation of various cost-reduction programs;
•
the efficacy of research and development investments to develop new products and unanticipated expenses in connection with the launching of significant new products or programs the timing of new product launches and certifications of new aircraft products;

•	the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs;
•	increases in pension expenses and employee and retiree medical benefits;
•	uncertainty in estimating reserves, including reserves established to address contingent liabilities, unrecognized tax benefits, and potential losses on TFC’s receivables;
•	difficult conditions in the financial markets which may adversely impact our customers’ ability to fund or finance purchases of our products; and
•	continued volatility in the economy resulting in a prolonged downturn in the markets in which we do business.

TEXTRON INC.
Revenues By Segment and Reconciliation of Segment Profit to Net Income (Loss)
Three and Twelve Months Ended January 1, 2011 and January 2, 2010
(Dollars in millions except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
REVENUES
MANUFACTURING:
Cessna	$960	$855	$2,563	$3,320
Bell	975	802	3,241	2,842
Textron Systems	527	502	1,979	1,899
Industrial	638	572	2,524	2,078
	3,100	2,731	10,307	10,139
FINANCE	27	82	218	361
Total revenues	$3,127	$2,813	$10,525	$10,500

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$23	$28	$(29)	$198
Bell	138	84	427	304
Textron Systems	55	65	230	240
Industrial	25	18	162	27
	241	195	790	769
FINANCE	(57)	(65)	(237)	(294)
Segment profit	184	130	553	475
Special charges (b)	(54)	(114)	(190)	(317)
Corporate expenses and other, net	(48)	(40)	(137)	(164)
Interest expense, net for Manufacturing group	(37)	(41)	(140)	(143)
Income (loss) from continuing operations
before income taxes	45	(65)	86	(149)
Income tax benefit (c)	18	5	6	76
Income (loss) from continuing operations	63	(60)	92	(73)
Discontinued operations, net of income taxes	(3)	(3)	(6)	42
Net income (loss)	$60	$(63)	$86	$(31)
Earnings per share:
Income (loss) from continuing operations	$0.20	$(0.22)	$0.30	$(0.28)
Discontinued operations, net of income taxes	(0.01)	(0.01)	(0.02)	0.16
Net income (loss)	$0.19	$(0.23)	$0.28	$(0.12)
Average shares outstanding (d)	308,491,000	272,168,000	302,555,000	262,923,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.
(b)
For the three and twelve months ended January 1, 2011, special charges includes restructuring costs of $54 million and $99 million, respectively, primarily for severance.  In addition, the twelve months ended January 1, 2011 special charges include a $91 million non-cash pre-tax charge to reclassify a foreign exchange loss from equity to the income statement as a result of substantially liquidating a Finance segment entity.  Special charges for the three and twelve months ended January 2, 2010 includes restructuring costs of $34 million and $237 million, respectively, primarily for severance and asset impairments and the fourth quarter of 2009 also includes an $80 million goodwill impairment charge for the Industrial segment.

(c)
For the twelve months ended January 1, 2011, income tax includes a $17 million tax benefit related to the above foreign exchange reclassification and an $11 million tax charge related to federal health-care legislation enacted in 2010.

(d)
Fully diluted shares were used to calculate earnings per share for the three and twelve months ended January 1, 2011.  For the three and twelve months ended January 2, 2010, the potential dilutive effect of restricted stock units, stock options and warrants, convertible preferred stock and convertible notes is excluded from earnings per share as it would have an anti-dilutive effect on the loss from continuing operations.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	January 1, 2011	January 2, 2010
Assets
Cash and equivalents	$898	$1,748
Accounts receivable, net	892	894
Inventories	2,277	2,273
Other current assets	980	985
Net property, plant and equipment	1,932	1,968
Other assets	3,354	3,560
Textron Finance assets	4,949	7,512
Total Assets	$15,282	$18,940

Liabilities and Shareholders' Equity
Current portion of long-term debt	$19	$134
Other current liabilities	2,638	2,608
Other liabilities	2,993	3,253
Long-term debt	2,283	3,450
Textron Finance liabilities	4,377	6,669
Total Liabilities	12,310	16,114

Total Shareholders’ Equity	2,972	2,826
Total Liabilities and Shareholders’ Equity	$15,282	$18,940

TEXTRON INC.
MANUFACTURING GROUP
Condensed Schedule of Cash Flows and Free Cash Flow GAAP to Non-GAAP Reconciliations
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
(In millions)	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Cash flows from operating activities:
Income (loss) from continuing operations	$102	$(16)	$320	$133
Dividends received from TFC	150	65	505	349
Capital contributions paid to TFC	(155)	(73)	(383)	(270)
Depreciation and amortization	102	103	362	373
Changes in working capital	268	182	(44)	(143)
Changes in other assets and liabilities and non-cash items	(168)	160	(30)	296
Net cash from operating activities of continuing operations	299	421	730	738
Cash flows from investing activities:
Capital expenditures	(136)	(73)	(270)	(238)
Net cash used in acquisitions	(10)	—	(57)	—
Other investing activities, net	—	(4)	(26)	(50)
Net cash from investing activities of continuing operations	(146)	(77)	(353)	(288)
Cash flows from financing activities:
Net borrowings under line of credit facilities	—	(5)	(1,167)	1,167
Principal payments on long-term debt	—	(180)	(130)	(392)
Net intergroup borrowings	(52)	(413)	98	(280)
Decrease in short-term debt	—	—	—	(869)
Proceeds from issuance of convertible notes, net of call options	—	—	—	442
Proceeds from issuance of common stock and warrants	—	—	—	333
Proceeds from issuance of long-term debt	—	—	—	595
Payments on borrowings against officers’ life insurance policies	—	(1)	—	(412)
Proceeds on option exercises	4	—	6	—
Dividends paid	(6)	(5)	(22)	(21)
Net cash from financing activities of continuing operations	(54)	(604)	(1,215)	563
Total cash flows from continuing operations	99	(260)	(838)	1,013
Total cash flows from discontinued operations	(1)	(28)	(9)	194
Effect of exchange rate changes on cash and equivalents	(2)	(1)	(3)	10
Net change in cash and equivalents	96	(289)	(850)	1,217
Cash and equivalents at beginning of period	802	2,037	1,748	531
Cash and equivalents at end of period	$898	$1,748	$898	$1,748

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliations:

Net cash from operating activities of continuing operations – GAAP	$299	$421	$730	$738
Less: Capital expenditures	(136)	(73)	(270)	(238)
Dividends received from TFC	(150)	(65)	(505)	(349)
Plus: Capital contributions paid to TFC	155	73	383	270
Proceeds on sale of property, plant and equipment	—	—	4	3
Voluntary contributions to pension plans	350	—	350	—
Manufacturing free cash flow – Non-GAAP	$518	$356	$692	$424

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from operations in excess of that necessary to be reinvested to sustain and grow the business and fund its obligations.  Our definition of Manufacturing free cash flow adjusts net cash from operating activities of continuing operations for dividends received from TFC, capital contributions provided under the Support Agreement, capital expenditures, proceeds from the sale of property, plant and equipment and voluntary contributions to our pension plans.  Prior to 2010, voluntary contributions to pension plans have not been significant.

Beginning in 2011, we are changing our basis for projecting and measuring Manufacturing cash flow to adjust for all pension contributions, both mandatory and voluntary, so that the total impact of these contributions can be more clearly understood.   We believe that our calculation provides a relevant measure of liquidity and is a useful basis for assessing our ability to fund operations and obligations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.

	2011 Outlook	2010 (adjusted for new basis)
Net cash from operating activities of continuing operations - GAAP	$1,000 - $ 1,050	$ 730
Less: Capital expenditures	(430)	(270)
Dividends received from TFC	(210)	(505)
Plus: Capital contributions paid to TFC	190	383
Proceeds on sale of property, plant and equipment	-	4
Total pension contributions	250	417
Manufacturing cash flow before pension contributions – Non-GAAP	$ 800 - $850	$ 759

TEXTRON INC.
Condensed Consolidated Schedule of Cash Flows
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
(In millions)	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Cash flows from operating activities:
Income (loss) from continuing operations	$63	$(60)	$92	$(73)
Depreciation and amortization	111	112	393	409
Provision for losses on finance receivables	15	61	143	267
Changes in working capital	203	244	337	198
Changes in other assets and liabilities and non-cash items	(166)	120	28	231
Net cash from operating activities of continuing operations	226	477	993	1,032
Cash flows from investing activities:
Finance receivables originated or purchased	(72)	(392)	(450)	(3,005)
Finance receivables repaid	370	761	1,635	4,011
Proceeds on receivables, including securitizations	27	392	528	594
Capital expenditures	(136)	(73)	(270)	(238)
Proceeds from sale of repossessed assets and properties	37	60	129	236
Net cash used in acquisitions	(10)	—	(57)	—
Other investing activities, net	(5)	(22)	34	130
Net cash from investing activities of continuing operations	211	726	1,549	1,728
Cash flows from financing activities:
Net borrowings under line of credit facilities	(300)	(5)	(1,467)	2,907
Principal payments on long-term debt	(378)	(2,128)	(2,241)	(4,163)
Decrease in short-term debt	—	—	—	(1,637)
Proceeds from issuance of convertible notes, net of call options	—	—	—	442
Proceeds from issuance of common stock and warrants	—	—	—	333
Proceeds from issuance of long-term debt	184	277	231	918
Payments on borrowings against officers’ life insurance policies	—	(1)	—	(412)
Proceeds on option exercises	4	—	6	—
Dividends paid	(6)	(5)	(22)	(21)
Net cash from financing activities of continuing operations	(496)	(1,862)	(3,493)	(1,633)
Total cash flows from continuing operations	(59)	(659)	(951)	1,127
Total cash flows from discontinued operations	(1)	(28)	(9)	194
Effect of exchange rate changes on cash and equivalents	—	3	(1)	24
Net change in cash and equivalents	(60)	(684)	(961)	1,345
Cash and equivalents at beginning of period	991	2,576	1,892	547
Cash and equivalents at end of period	$931	$1,892	$931	$1,892

Textron Inc.
GAAP to Non-GAAP Reconciliation
Income/(Loss) from Continuing Operations, Excluding Special Charges

A reconciliation of income/(loss) from continuing operations in accordance with GAAP (Generally Accepted Accounting Principles) to income from continuing operations, excluding special charges on a non-GAAP basis is provided below.

	For the Three Months Ended		For the Twelve Months Ended
	Jan 1, 2011	Jan 2, 2010	Jan 1, 2011	Jan 2, 2010
Net income/(loss) – GAAP	$0.19	$(0.23)	$0.28	$(0.12)
Less: Discontinued operations	0.01	0.01	0.02	(0.16)
Income/(loss) from continuing operations-GAAP	0.20	(0.22)	0.30	(0.28)
Special charges, net of taxes:
Restructuring	0.13	0.08	0.22	0.57
Discrete tax charge resulting from changes in federal health care law	-	-	0.04	-
TFC Canada CTA charge	-	-	0.25	-
Goodwill Impairment charge	-	0.29	-	0.30
Income from continuing operations, Excluding special charges – Non-GAAP	$0.33	$0.15	$0.81	$0.59

Income from continuing operations, excluding special charges is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit.  Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.

The non-GAAP per share information for both periods in 2009 is calculated using basic shares outstanding.  If fully diluted shares were used to calculate the non-GAAP per share information, the effect would be a reduction in income per share of $0.01 for both periods.